                                                                 EXHIBIT 11
                                                         Form 10-K for 1995
                                                           File No. 1-11237


                    AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                        (Thousands except per share data)

Year Ended December 31,     1995       1994       1993      1992      1991
---------------------------------------------------------------------------
Income before cumulative
 effect of accounting
 change                   $127,555  $100,336   $ 71,510  $ 73,572  $ 54,199

Cumulative effect on
 prior years of
 accounting change               -         -     (2,914)        -         -
---------------------------------------------------------------------------
Net income                $127,555  $100,336   $ 68,596  $ 73,572  $ 54,199
===========================================================================

Primary

Average shares
 outstanding*               46,948    46,876     42,969    40,250    40,250

Net effect of dilutive
 stock options - based
 on the treasury
 method using average
 market price                  234        30         33         -         -
---------------------------------------------------------------------------
Total                       47,182    46,906     43,002    40,250    40,250
===========================================================================

Per share amounts:

Income before cumulative
 effect of accounting
 change                    $  2.70   $  2.14   $   1.67  $   1.83  $   1.35

Cumulative effect on
 prior years of
 accounting change               -         -       (.07)        -         -
---------------------------------------------------------------------------
Net income                $   2.70  $   2.14   $   1.60  $   1.83  $   1.35
===========================================================================




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

                                                                 EXHIBIT 11
                                                         Form 10-K for 1995
                                                           File No. 1-11237

                    AT&T CAPITAL CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                        (Thousands except per share data)
                                   (Continued)

Year Ended December 31,      1995      1994       1993      1992      1991
---------------------------------------------------------------------------
Fully Diluted**

 Average shares
 outstanding*                46,948    46,876    42,969    40,250    40,250

Net effect of dilutive
 stock options - based on the
 treasury method using the
 greater of the average market
 price or year end price        507        30        33         -         -
---------------------------------------------------------------------------
Total                        47,455    46,906    43,002    40,250    40,250
===========================================================================

Per share amounts:

Income before cumulative
 effect of accounting
 change                   $   2.69   $   2.14  $   1.67  $   1.83  $   1.35

Cumulative effect on
 prior years of
 accounting change               -          -      (.07)        -         -
---------------------------------------------------------------------------
Net income                $   2.69    $   2.14  $   1.60  $   1.83  $  1.35
===========================================================================

* 1992 and 1991 shares are restated to give effect to a 402,500-for-one stock reclassification.

** This calculation is submitted in accordance with Regulation S-K item 601 (b) 11 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3 %.



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